UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Penske Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT DATED MARCH 19, 2021 FOR THE 2021 ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2021

EXPLANATORY NOTE:

The sole purpose of this supplement (this “Supplement”) to the definitive proxy statement of Penske Automotive Group, Inc. filed with the Securities and Exchange Commission on March 19, 2021 (the “Proxy Statement”) is to correct the table under the caption “Our Corporate Governance” on page 6 of the as-filed version of the Proxy Statement. The table shows the members of each board committee as of the date of the Proxy Statement and the number of meetings held by each committee during 2020. Due to an error that occurred in the course of preparing the Proxy Statement to be filed on EDGAR, the table included in the Proxy Statement incorrectly lists Sandra E. Pierce as a member of the Audit Committee even though she is not a committee member. The corrected table is set forth below and replaces the original table in the Proxy Statement in its entirety.

CURRENT DIRECTORS	BOD	Audit Committee	Compensation & Management Development Committee	Nominating & Corporate Governance Committee	Executive Committee
John D. Barr	M	F
Lisa Davis	M		M	M
Wolfgang Dürheimer	M		M
Michael R. Eisenson	M				M
Robert H. Kurnick, Jr.	M				M
Kimberly J. McWaters	M	F		C
Greg Penske	M
Roger S. Penske	C				C
Sandra E. Pierce	M
Greg C. Smith	M	C,F
Ronald G. Steinhart	M	F
H. Brian Thompson	M		C	M	M
Masashi Yamanaka	M
No. of Meetings in 2020	18	7	4	2	0

C Chair   M Member   F Financial expert

This Supplement should be read in conjunction with the Proxy Statement. If you have already voted and would like to change or revoke your prior vote on any proposal, please refer to page 40 of the as-filed version of the Proxy Statement for further information on how to do so.